NEWS
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For:                                                 From:

Ladish Co., Inc.                                     Libby Communications
5481 South Packard Avenue                            One West Mountain Road
Cudahy, WI  53110                                    Ridgefield, CT  06877
Contact:  Wayne E. Larsen                            Contact:  William J. Libby
          414-747-2935                                         203-431-8480
          414-747-2890 Fax                                     203-431-6132 Fax

Release date:  10 April 2003


LADISH REPORTS EARNINGS OF $0.574 MILLION FOR 1ST QUARTER 2003


Cudahy, WI--Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2003 first quarter net income of $0.574 million on sales of $47.3 million, resulting in diluted earnings per share of $0.04. For the same period in 2002, net income was $0.603 million on sales of $53.2 million. Diluted earnings per share were $0.05.

Ladish will host a conference call on Monday, April 14, 2003 at 9:00 a.m. EDT to discuss the first quarter performance for 2003. The telephone number to call to participate in the conference call is (800) 362-0571.

                                                          For the Three Months
                                                             Ended March 31
                                                        ------------------------
(Dollars in thousands, except earnings per share)
                                                             2003          2002
                                                           -------       -------

Net sales                                                  $47,307       $53,156
Cost of goods                                               45,291        49,007
                                                           -------       -------
Gross profit                                                 2,016         4,149
SG&A                                                         1,122         2,824
                                                           -------       -------
Operating income                                               894         1,325
Interest expense & other                                       523           383
                                                           -------       -------
Pretax income                                                  371           942
Taxes (Credit)                                                (203)          339
                                                           -------       -------
Net income                                                    $574          $603

Basic earnings per share                                     $0.04         $0.05
Basic weighted average shares outstanding               13,023,393    12,976,060
Diluted earnings per share                                   $0.04         $0.05
Diluted weighted average shares outstanding             13,047,966    13,118,831


                                     more                              LCI-03-04
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                                                  March 31        December 31
(Dollars in thousands)                              2003             2002
                                                  --------        -----------

Cash                                              $  5,714         $  8,959
Accounts receivable                               $ 39,107         $ 32,237
Inventory                                         $ 49,274         $ 45,849
Net PP&E                                          $ 96,492         $ 98,492

Total Assets                                      $231,198         $225,810

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Accounts payable                                  $ 23,022         $ 17,134
Accrued liabilities                               $  6,873         $  6,660
Senior notes                                      $ 30,000         $ 30,000
Pensions                                          $ 11,069         $ 11,993
Postretirement benefits                           $ 40,697         $ 41,056

Stockholders' equity                              $118,943         $118,369

"The sales decline in the first three months of 2003 is directly tied to the continuing weakness of the commercial airline industry further impacted by the war in Iraq," says Kerry L. Woody, Ladish's President and CEO. "The minimal reduction in earnings in the first three months of 2003 in comparison to 2002 is attributable to continuing cost improvements, a favorable excise tax settlement of $1.25 million with the IRS and an export sales tax credit, partially offset by significantly increased energy costs of $0.76 million."

Looking forward to the remainder of 2003, Woody remarked, "Under the current conditions we do not see the sales opportunity significantly improving this year. Although we had a backlog of $198 million at the end of the first quarter we are cautious with regard to demand for the second half of the year as we cannot predict at what point the industry will recover in this sagging economy. In the interim, established cost reduction programs are focused at keeping the business profitable and improving our cash position while serving the needs of our customers."

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, anticipated slowdowns in the company's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.


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